Registration No. 333-128775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-128775

Under The Securities Act of 1933

CSK AUTO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0765798
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

645 E. Missouri Ave., Suite 400 Phoenix, Arizona	85012
(Address of Principal Executive Offices)	(Zip Code)

Thomas McFall

CSK Auto Corporation

645 E. Missouri Ave., Suite 400

Phoenix, Arizona 85012

(Name and Address of Agent for Service)

(602) 265-9200

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Peter C. Krupp, Esq.

Kimberly A. deBeers, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

(312) 407-0700

TERMINATION OF REGISTRATION

This Post-Effective Amendment (the “Amendment”), filed by CSK Auto Corporation (the “Company”), deregisters all shares of the Company’s Common Stock, $0.01 par value per share, that had been registered for issuance under the Company’s Registration Statement on Form S-3 (File No. 333-128775, which was filed with the Securities and Exchange Commission on October 3, 2005 and became effective on January 13, 2006) (the “Registration Statement”) that remain unsold upon termination of the offering covered by the Registration Statement.

On July 11, 2008, pursuant to the Agreement and Plan of Merger, dated as of April 1, 2008, among O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), OC Acquisition Company, a Delaware corporation and an indirect wholly-owned subsidiary of O’Reilly (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly-owned subsidiary of O’Reilly. The Merger became effective on July 11, 2008 as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware. As a result, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement, the Company hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Missouri, on July 23, 2008.

CSK AUTO CORPORATION

By:	/s/ Thomas McFall
Thomas McFall Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David O’Reilly	Director	July 23, 2008
David O’Reilly

/s/ Gregory Henslee	Director	July 23, 2008
Gregory Henslee

/s/ Thomas McFall	Vice President and Director	July 23, 2008
Thomas McFall